Exhibit 10.2

     Description of Special Awards Granted to Kenneth I. Chenault


          The Compensation and Benefits Committee of the Board of Directors made a grant of a special stock option and restricted stock award on March 22, 1999 to Mr. Kenneth I. Chenault. Mr. Chenault is President and Chief Operating Officer of the Company, and as previously announced, is expected to succeed Mr. Golub as Chief Executive Officer of the Company in April 2001. The stock option award is for 400,000 shares and has a term of 10 years from the date of grant. The exercise price is $123.44, the fair market value of the Company's common shares on the date of grant. The award vests in one of two ways: (1) the Company's share price is at least 50% above the exercise price for 10 consecutive trading days during the option term and Mr. Chenault is continuously employed by the Company for at least six years from the grant date, or (2) Mr. Chenault is continuously employed by the Company for at least nine years from the grant date. The restricted stock award is for 40,000 shares and vests four years from the date of grant if (1) Mr. Chenault is continuously employed by the Company during that time period, and (2) the Company achieves specified return on equity and earnings growth targets.